Exhibit 99.2

Silver Bay Realty Trust Corp.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2014
(amounts in thousands)

	Historical	The American Home Portfolio	Pro Forma
Assets
Investments in real estate:
Land	$167,780	$55,684	$223,464
Building and improvements	780,590	207,316	987,906
	948,370	263,000	1,211,370
Accumulated depreciation	(43,150)	—	(43,150)
Investments in real estate, net	905,220	263,000	1,168,220

Assets held for sale	2,010	—	2,010
Cash and cash equivalents	49,854	—	49,854
Escrow deposits	20,211	7,558	27,769
Resident security deposits	8,595	2,647	11,242
In-place lease and deferred lease costs, net	688	—	688
Deferred financing costs, net	11,960	—	11,960
Other assets	3,842	—	3,842
Total assets	$1,002,380	$273,205	$1,275,585

Liabilities and Equity
Liabilities:
Securitization loan, net of unamortized discount of $1,387	$310,665	$—	$310,665
Revolving credit facility	67,096	270,558	337,654
Accounts payable and accrued property expenses	13,090	—	13,090
Resident prepaid rent and security deposits	9,634	2,647	12,281
Total liabilities	400,485	273,205	673,690

10% cumulative redeemable preferred stock	1,000	—	1,000
Equity:
Total stockholders' equity	566,463	—	566,463
Noncontrolling interests - Operating Partnership	34,432	—	34,432
Total equity	600,895	—	600,895
Total liabilities and equity	$1,002,380	$273,205	$1,275,585

See notes to unaudited Pro Forma Condensed Consolidated Balance Sheet.

Silver Bay Realty Trust Corp.
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Basis of Presentation

The unaudited Pro Forma Condensed Consolidated Balance Sheet of Silver Bay Realty Trust Corp. (the "Company") for the year ended December 31, 2014 includes the historical balance sheet of the Company and has been derived from the audited consolidated balance sheet included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015.

Notes and Management Assumptions

On April 1, 2015, Silver Bay Realty Trust Corp. (the “Company”) completed the acquisition of the portfolio of properties (the “Portfolio”) from The American Home Real Estate Investment Trust (“Seller”), a Maryland corporation. The Company acquired 2,373 properties in the transaction (the “Acquired Properties”) and has an additional 89 properties under contract with Seller to acquire at subsequent closings. The homes are primarily located in Atlanta, GA, Charlotte, NC, Tampa, FL, and Orlando, FL. The Company intends to acquire all of the remaining homes and the statement of revenue and certain direct operating expenses reflects the full acquisition of the portfolio.
The acquisition of the Portfolio was accounted for as a business combination and recorded at its fair value, exclusive of acquisition costs, which were expensed. The individual property fair value was then allocated between land and building based upon their fair values at the date of acquisition. The Portfolio was funded with borrowing on the Company's amended and restated revolving credit facility (the "Restated Agreement"). The Restated Agreement, among other things, increases the maximum amount available for borrowings under the revolving credit facility (the "Revolving Credit Facility") from $200.0 million to $400.0 million and extends the termination date of the facility to February 18, 2018. The Restated Agreement bears interest at varying rate of LIBOR plus 300 basis points and is not subject to a LIBOR floor. In addition, the advance rate for borrowings was increased to 65% from 55%. Other material terms of the Revolving Credit Facility remain the same and are described in more detail under "Liquidity and Capital Resources" in Part II, Item 7 of the Company's Annual Report on Form 10-K filed on February 26, 2015. Under the terms of of the Revolving Credit Facility, the Company must set aside funds for payment of insurance, property taxes and certain property operating and maintenance expenses that are pledged as collateral, which have been classified as escrow deposits totaling $7.6 million.

Silver Bay Realty Trust Corp.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2014
(amounts in thousands, except share and per share data)

	Historical	The American Home Portfolio	Pro Forma

Revenue:
Rental income	$75,910	$23,216	$99,126
Other income	2,020	722	2,742
Total revenue	77,930	23,938	101,868

Expenses:
Property operating and maintenance	17,274	8,862	26,136
Real estate taxes	11,042	3,147	14,189
Homeowners’ association fees	1,260	278	1,538
Property management	9,678	2,885	12,563
Depreciation and amortization	25,623	7,539	33,162
Portfolio acquisition expense	—	1,883	1,883
Advisory management fee - affiliates	6,621	—	6,621
Management internalization	39,373	—	39,373
General and administrative	11,079	—	11,079
Interest expense	12,066	8,847	20,913
Other	611	—	611
Total expenses	134,627	33,441	168,068
Net loss	(56,697)	$(9,503)	(66,200)

Net loss attributable to noncontrolling interests - Operating Partnership	143		166
Net loss attributable to controlling interests	(56,554)		(66,034)
Preferred stock distributions	(100)		(100)
Net loss attributable to common stockholders	$(56,654)		$(66,134)

Loss per share - basic and diluted
Net loss attributable to common shares	$(1.49)		$(1.73)
Weighted average common shares outstanding	38,119,971		38,119,971

See accompanying notes to the unaudited Pro Forma Condensed Consolidated Statement of Operations.

Silver Bay Realty Trust Corp.
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Basis of Presentation

The unaudited Pro Forma Condensed Consolidated Statement of Operations of Silver Bay Realty Trust Corp. (the "Company") for the year ended December 31, 2014 includes the historical operations of the Company and have been derived from the audited consolidated statement of operations and comprehensive loss included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015. The Company's historical operations have been adjusted to take into consideration the following acquisition as if it occurred on January 1, 2014.

On April 1, 2015, Silver Bay Realty Trust Corp. (the “Company”) completed the acquisition of the portfolio of properties (the “Portfolio”) from The American Home Real Estate Investment Trust (“Seller”), a Maryland corporation. The Company acquired 2,373 properties in the transaction (the “Acquired Properties”) and has an additional 89 properties under contract with Seller to acquire at subsequent closings. Financial results for the year ended December 31, 2014 related to the Portfolio prior to their acquisition represents the results of operations under the previous owners and are included in the column labeled The American Home Portfolio.

Notes and Management Assumptions

Revenue, property operating and maintenance, real estate taxes, homeowners' association fees and property management for the Portfolio are based upon the historical operations under the previous owners' ownership. Depreciation and amortization expenses are based upon the Company's ownership, using its own depreciation and amortization policies outlined in the Company's Annual Report on Form 10-K filed on February 26, 2015. The Portfolio was acquired with funds borrowed under the Company's revolving credit facility. Interest expense for the Portfolio is based on $270.6 million in borrowings under the Company's amended and restated revolving credit facility related to the acquisition of the Portfolio and the annual interest rate applicable to such borrowings as of the time of the borrowing (approximately 3.27%). Acquisition costs associated with the Portfolio were assumed to be incurred in the year ended December 31, 2014. Net pro forma operating results were adjusted to reflect the noncontrolling interest holders' share related to the operating partnership operations after the impact of all proforma adjustments.

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